Exhibit 4.24

Entrustment Agreement and Power of Attorney

This ENTRUSTMENT AGREEMENT AND POWER OF ATTORNEY (this “Agreement”), dated as of July 29, 2024, is entered into by and among the following parties:

(1)

Beijing Century TAL Education Technology Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise incorporated under the Laws of the People’s Republic of China (the “PRC”) , whose unified social credit identifier is 911101086742533119;

(2)

Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd. (the “Company”), a limited liability company legally established in accordance with the laws of the PRC, whose unified social credit identifier is 91440300MA5HG6T774;

(3)

Beijing Keletang Technology Co., Ltd. (the “Existing Shareholder”), a limited liability company legally established in accordance with the laws of the PRC, whose unified social credit identifier is 91110108MAD147F75T.( the “Existing Shareholder”)

The above WFOE, the Company and the Existing Shareholders shall be referred to individually as a “Party” and collectively as the “Parties”.

Recitals

(A)	WHEREAS, the Existing Shareholder owns 100% of the equity interest of the Company.
(B)

WHEREAS, the WFOE and the Company have entered into an exclusive management service and business cooperation agreement, dated July 29, 2024 (the “Exclusive Management Service and Business Cooperation Agreement”), pursuant to which the Company shall pay WFOE service fees in respect of the relevant services provided by the WFOE.

(C)	WHEREAS, WFOE, the Company and the Existing Shareholder have entered into an equity pledge agreement, dated July 29, 2024 (the “Equity Pledge Agreement”).
(D)	WHEREAS, the WFOE, the Company and the Existing Shareholder have entered into an exclusive option agreement dated July 29, 2024 (the “Exclusive Option Agreement”).

In order to secure the legal rights and interests of the WFOE in the Exclusive Management Service and Business Cooperation Agreement and the Exclusive Option Agreement, the Parties desire to enter into this Agreement in respect of the entrustment of the Existing Shareholder to the WFOE for the exercise of shareholders’ rights. NOW, THEREFORE, the Parties agree as follows:

Agreement

Article 1

The Existing Shareholder hereby irrevocably entrusts the WFOE (the “Trustee”, including any Trustee replaced pursuant to this Agreement) to, on behalf of such Existing Shareholder, exercise any and all rights with respect to such Existing Shareholder’s equity interest in the Company as stipulated by relevant laws and regulations and the articles of association of the Company, including but not limited to the following rights (collectively, the “Rights of Existing Shareholder”):

a)	To convene and attend the shareholders’ meetings of the Company;
b)	To execute and deliver any written resolutions in the name and on behalf of the Existing Shareholder;

c)

To vote in person or by a proxy with respect to any matters (including, without limitation, sale, transfer, mortgage, pledge or disposal of any or all of the Company’s assets) discussed at the shareholders’ meeting;

d)	To sell, transfer, pledge or dispose of any or all of its equity interest in the Company;
e)	If necessary, to nominate, appoint or dismiss the directors and supervisors of the Company;
f)	To supervise the Company’s operating performance;
g)

To inspect the resolutions of the shareholders’ meeting, the resolutions of the board of directors, the minutes, financial and accounting statements and financial information of the Company at any time in accordance with law;

h)	To initiate litigation or other legal actions against any Director or senior executive of the Company who acts detrimental to the interests of the Company or the Existing Shareholder;
i)

To approve annual budget or declare of dividends, and exercise of the right to receive dividends entitled to the Existing Shareholders under laws and the articles of association, the right to receive distribution of the remaining assets of the Company after liquidation of the Company and other rights relating to the operation of the Company;

j)

To establish a liquidation committee in accordance with laws and the articles of association of the Company in the event of the liquidation or dissolution and exercise the powers and functions available by the liquidation committee during the liquidation period in accordance with laws, including, without limitation, the management of the assets of the Company;

k)	To submit any documents required to be submitted by the Existing Shareholder to relevant governmental authorities on behalf of the Existing Shareholders; and
l)	Other rights conferred to the Existing Shareholder under the articles of association of the Company or relevant laws and regulations.

The Existing Shareholder agrees that WFOE shall have the right to re-entrust the matters under Article 1 hereof to another party at its own discretion. The Existing Shareholder further agrees and covenants that it shall not exercise any Existing Shareholder’s rights without the prior written consent of WFOE.

Article 2

WFOE agrees to accept the entrustment as the Trustee, and WFOE shall have the right to appoint one or more replacement candidates to exercise any or all of the rights of the Trustee hereunder in its sole discretion and to revoke the appointment of such replacement candidates, both without prior notice to or any consent or instruction from the Company or the Existing Shareholder.

Article 3

The Company and the Existing Shareholder acknowledge and agree that the Trustee may exercise any and all of the Existing Shareholder’s rights on behalf of the Existing Shareholder. The Company and the Existing Shareholder further acknowledge and confirm that any action conducted or to be conducted, any decision made or to be made, any instrument or other document executed or to be executed by the Trustee shall be deemed to be an action, decision made by the Existing Shareholder or a document executed by the Existing Shareholder by itself and shall have the same legal effect.

Article 4

a)

The Existing Shareholder hereby agree that in the event of any increase of equity interest held by it in the Company, whether by way of increase of capital contribution or not, any increase of equity interest held by the Existing Shareholder shall be subject to this Agreement and the Trustee shall have the right to exercise the rights of the Existing Shareholders under Article 1 hereof with respect to any such increase of equity interest on behalf of the Existing Shareholders; Likewise, if any person acquires any equity interest in the Company, whether through voluntary transfer, transfer in accordance with the laws, compulsory auction or any other means, all equity interest acquired by such transferee shall remain subject to this Agreement and the Trustee shall have the right to exercise the rights of the Existing Shareholder under Article 1 hereof with respect to such equity interest.

b)

The Existing Shareholders shall provide sufficient assistance to the Trustee for the exercise of Existing Shareholder’s rights, including prompt execution of relevant legal documents when necessary (for example, in order to meet the requirements of documents required to be submitted to governmental approval, registration or filing, or applicable laws, regulations, regulatory documents, the articles of association, or any directives or orders of other governmental authorities), including but not limited to the resolution of the shareholders’ meeting made by the Trustee, or the power of attorney specifying the scope of authorization (if required by applicable laws, regulations, the articles of association or other regulatory documents). The Existing Shareholders irrevocably agree that, where the Trustee issues a written request relating to the exercise of Existing Shareholders’ rights, the Existing Shareholders shall, within the time period specified in such written request, take actions to satisfy the request of the Trustee to exercise Existing Shareholder’s rights in accordance with the provisions of such written request.

c)

For the avoidance of any doubt, if the Existing Shareholder is required to transfer their equity interest to WFOE or its affiliates pursuant to the Exclusive Option Agreement and the Equity Pledge Agreement (including any amended agreements) entered into by and among the Existing Shareholders in favor of WFOE or its designee (s), the Trustee shall have the right to execute, on behalf of the Existing Shareholders, the Equity Transfer Agreements and other relevant agreements, and perform all the Existing Shareholders’ obligations under the Exclusive Option Agreement and the Equity Pledge Agreement. If so requested by WFOE, the Existing Shareholder shall execute any documents, affix its company seal and/or chops and take any other necessary contractual actions to complete the aforesaid equity transfer. The Existing Shareholder shall ensure the completion of such equity transfer and cause any transferee to enter into an agreement with WFOE substantially the same as this Agreement.

Article 5

The Existing Shareholder further agree and undertake to WFOE that if the Existing Shareholder receive any dividends, interest, capital distribution in any other form, assets remained after liquidation, or income or consideration generated from equity transfer by virtue of their equity interest in the Company, to the extent permitted by law, the Existing Shareholder shall pay to WFOE all such dividends, interest, capital distribution, assets remained after liquidation, income or consideration received by them without any compensation.

Article 6

The Existing Shareholder hereby authorize the Trustee to exercise the rights of the Existing Shareholder at its sole discretion and without any oral or written instructions from the Existing Shareholder. The Existing Shareholder undertake to ratify any lawful actions that the Trustee or any replacement or agent appointed by the Trustee does or causes the Existing Shareholder to do in accordance with this Agreement.

Article 7

Each Party hereby represents and warrants to the other Parties as follows:

a)

It is a citizen of the PRC or a legal person established under the laws of the PRC, has the rights and legal capacity to execute, deliver and perform this Agreement, and may sue and be sued as an independent party;

b)	If it is a legal person, it has passed all necessary internal procedures and obtained all necessary internal and external authorizations and approvals to execute, deliver and perform this Agreement;
c)	This Agreement constitutes or will constitute, upon execution by it, its legal, valid and binding obligations, enforceable in accordance with its terms;
d)

Its execution and delivery of this Agreement and performance of its obligations hereunder will not: (i) result in any violation of any relevant PRC laws, regulations, judgments, rulings, governmental authorizations, approvals or any other governmental orders; (ii) be inconsistent with the articles of association, by-laws or other organizational documents of the Company (if it is a legal person); or (iii) result in any breach of, or constitute a default under, any contract or instrument to which it is a party or by which it is bound.

The Existing Shareholder and the Company further undertake that the Existing Shareholder is the legal shareholder of the Company registered with the AIC and recorded in the shareholder register as of the effective date of this Agreement. Except for the rights created by this Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement, no third party right exists on the rights of the Existing Shareholder. According to this Agreement, the Trustee is able to completely and fully exercise the rights of the Existing Shareholder pursuant to the then effective articles of association of the Company.

Article 8

If a Party fails to perform any of its obligations under this Agreement, or any of its representations or warranties under this Agreement is materially untrue or inaccurate, such Party shall be deemed to have breached this Agreement and shall indemnify the other Parties for all losses suffered as a result of its breach of this Agreement. This Section shall survive changes to, and rescission or termination of, this Agreement.

Article 9

This Agreement shall become effective upon being duly executed by the authorized representatives of all Parties on the date set forth on the face of this Agreement, and shall remain in full force and effect during the term of the Company’s existence. Without prior written consent of WFOE, the Existing Shareholder shall not be entitled to make any amendment to this Agreement, assign their rights and obligations hereunder to any third party, terminate this Agreement or revoke the appointment of the Trustee. Notwithstanding the foregoing, WFOE may, in its sole discretion, unilaterally terminate this Agreement at any time by giving ten (10) days’ prior written notice to the Existing Shareholders and the Company unconditionally, without the need to obtain the consent of the other Parties or assume any liability with respect to such assignment.

This Agreement shall be legally binding on the successors, assigns (whether such succession or assignment arises from acquisition, reorganization, inheritance, transfer, or any other cause) of all Parties. Furthermore, in the event of death, incapacity, marriage, divorce, or any other circumstance affecting the ability of a natural person Existing Shareholder to exercise their equity interests in Party C, their heirs (including spouse, children, parents, siblings, grandparents, and maternal grandparents) shall be deemed to have become a signatory Party hereto, succeeding to and assuming all rights and obligations under this Agreement.

If the Existing Shareholder ceases to hold any equity interests in the Company, it shall automatically be deemed to cease to be a Party to this Agreement. If any third party becomes a shareholder of the Company, the Company and all then shareholder(s) of the Company shall endeavor to procure such third party to become, as soon as practicable, one of the existing shareholders hereunder by executing appropriate legal documents and procure it to execute a power of attorney in the form and substance consistent with this Agreement.

Article 10

The Parties acknowledge that any oral or written information exchanged by the Parties in connection with this Agreement is confidential information. Each Party shall keep all such information confidential, and shall not disclose any relevant information to any third parties without obtaining the written consent of the other Parties, except for the information that: (a) is or will be in the public domain (other than as a result of public disclosure by the receiving Party); (b) is required to be disclosed in accordance with the requirements of any applicable law, regulation or stock exchange; or (c) is required to be disclosed by any Party to its legal counsel or financial advisor in connection with the transactions contemplated hereunder, provided that such legal counsel or financial advisor shall be bound by the confidentiality obligations similar to those set forth in this Article. If any employee or agency engaged by any Party discloses the confidential information, such Party shall be deemed to have disclosed such confidential information and shall be liable for breach of contract. The provisions of this Section shall survive the termination of this Agreement due to any reason.

Article 11

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English or Chinese and may be delivered personally or sent by registered mail, postage prepaid mail, recognized courier service or facsimile transmission to the addresses for the receipt as may from time to time be designated by the relevant Party. The dates on which notices shall be deemed to have been actually received shall be determined as follows: (a) any notice given by personal delivery shall be deemed actually delivered on the date of personal delivery; (b) any notice given by mail shall be deemed actually delivered ten (10) days after the date on which the air registered mail, postage prepaid, has been sent (as shown on the postmark), or four (4) days after the delivery to the courier service; and (c) any notice given by facsimile transmission shall be deemed actually delivered at the time of receipt as shown on the transmission confirmation slip of the relevant document.

For the purpose of notices, the addresses of the Parties are as follows:

WFOE:

Address:       Unit 1, Room 701, 7th Floor, Tower B, Building 1, No. 10 Xiaoying West Road Yard, Haidian District, Beijing  (北京市海淀区小营西路10号院1号楼B座7层701室1号)

Addressee:     Feng Xingxing

Tel:                010-52926669

Existing Shareholder：

Address:       Room 1213, 11th Floor, Building 1, No. 6 Danling Street, Haidian District, Beijing（北京市海淀区丹棱街6号1幢11层1213）

Addressee:     Feng Xingxing

Tel:                010-52926669

The Company:

Address:       Room 1408, Tower A, Sichuan Building, No. 2001 Hongli Road, Fuqiang Community, Huaqiangbei Subdistrict, Futian District, Shenzhen（深圳市福田区华强北街道福强社区红荔路2001号四川大厦A座1408）

Addressee:     Feng Xingxing

Tel:                010-52926669

Any Party may change its mailing address for notices at any time by giving a notice to the other Parties in accordance with this Article.

Article 12

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof.

Article 13

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC.

Article 14

Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon all Parties. The arbitration shall be conducted in Beijing. Except for the parts submitted for arbitration, the other parts of this Agreement shall remain in effect. The validity of this Section shall not be affected by amendments to, rescission or termination of this Agreement.

Article 15

If any provision of this Agreement is deemed as invalid or unenforceable due to any inconsistency with any applicable laws, such provision shall be deemed invalid or unenforceable only to the extent of such laws, and the validity, legality and enforceability of other provisions of this Agreement shall not be affected. The Parties shall strive through consultation in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by laws and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of such invalid, illegal or unenforceable provisions.

Article 16

Any Party may waive the terms and conditions of this Agreement, provided, however, that such waiver must be made in writing and shall require the signatures of the Parties. No waiver by any Party under certain circumstances with respect to a breach by the other Parties shall operate as a waiver by such Party with respect to similar breach under other circumstances.

Article 17

This Agreement shall be executed in five(5) originals by the Parties, each Party holding one(1) original. All originals shall have the same legal effect as the other. This Agreement may be executed in one or more counterparts.

Article 18

If the U.S. Securities and Exchange Commission or other regulatory authority proposes any amendment to this Agreement, or the U.S. Securities and Exchange Commission makes any change relating to this Agreement, the Parties shall amend this Agreement in accordance with such amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Beijing Century TAL Education Technology Co., Ltd.

Seal:(Official Chop)

Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd.

Seal:(Official Chop)

Beijing Keletang Technology Co., Ltd.

Seal:(Official Chop)

Power of Attorney

This Company, Beijing Keletang Technology Co., Ltd., a limited liability company legally registered and validly existing in accordance with the laws of the PRC (unified social credit identifier: 91110108MAD147F75T), holds 100% of all the registered capital (corresponding to an investment amount of RMB 1,000,000) (“this Company’s Shareholding”) of Xinxin Xiangrong Culture Development (Shenzhen) Co., Ltd. (“Company”), hereby irrevocably authorize Beijing Century TAL Education Technology Co., Ltd. (“WFOE”) to exercise the following rights with respect to My Equity during the term of this Power of Attorney:

The WFOE or the person (s) designated by the WFOE (the “Proxy”) is hereby authorized to be the sole agent and authorized person of this Company with respect to all matters concerning the Equity Interest of the Company, at the Proxy’s sole discretion, including without limitation: 1) proposing to convene a shareholders’ meeting in accordance with the Company’s articles of association, and executing and delivering any written resolutions in this Company’s name ; 2) voting, in person or by a representative, on any matters discussed at the shareholders’ meeting of the Company (including, but not limited to, the sale, transfer, mortgage, pledge or disposition of any or all of the Company’s assets); 3) selling, transferring, pledging or disposing of any or all of the equity interest in the Company; 4) if necessary, nominating, appointing or removing the directors and supervisors of the Company; 5) supervising the business performance of the Company; 6) having access to the resolutions of the shareholders' meetings, the resolutions of the board of directors, the records, financial accounting statements and financial information of the Company at any time in accordance with the law; 7) initiating legal proceedings or other legal actions against any director or senior management of the Company if any of such directors or senior management acts detrimental to the interest of the Company or shareholders of the Company; 8) approving annual budget or declaring dividends, exercising the right to receive dividends or to receive distribution of the remaining assets after liquidation of the Company that this Company is entitled to in accordance with laws and the Company’s articles of association, and other rights regarding the operation of the Company; 9) in the event of liquidation or dissolution of the Company, setting up a liquidation committee in accordance with laws and the Company’s articles of association and exercising the powers that the liquidation committee is entitled to during the liquidation period, including but not limited to managing the assets of the Company; 10) Submitting documents to government authorities required to be filed by me as a shareholder; and 9) any other rights as a shareholder of the Company granted by the Company’s articles of association or applicable laws and regulations.

Without limiting the generality of the above, the Proxy is empowered to: Sign the Equity Transfer Agreement (where this Company is required as a party thereto) referenced in the Exclusive Call Option Agreement executed concurrently herewith; and Perform this Company’s obligations under the Equity Pledge Agreement and Exclusive Call Option Agreement executed concurrently herewith.

During the term of this Power of Attorney and subject to the limitations limited by the PRC laws, this Company undertakes to, after receiving any dividends, interest, any other form of capital distribution, assets remaining after liquidation, or income or consideration generated from share transfer, compensate the WFOE or the third party designated by it all dividends, interest, capital distribution, assets remaining after liquidation, income or consideration received by the Company without requesting any compensation whatsoever.

All the acts relating to My Shareholding conducted by the Proxy shall be deemed as this Company’s own acts, and all the documents related to this Company’s Shareholding executed by the Proxy shall be deemed to be executed by this Company’s Shareholding. The Proxy may do the above-mentioned acts in accordance with its own intentions without prior consent from this Company. Such acts and/or documents of the Proxy are hereby acknowledged and approved by this Company itself. This Company hereby acknowledge that in no event shall the Proxy be required to assume any liability or make any economic compensation for its exercise of this Company’s Shareholding. In addition, this Company agree to compensate and hold harmless the WFOE from and against all the losses suffered or likely to be suffered by it in connection with the exercise of this Company’s Shareholding by the Proxy, including but not limited to, any loss resulting from any litigation, demand, arbitration or claim initiated by any third party against it, and any loss resulting from administrative investigation or penalty by governmental authorities.

The WFOE is entitled to sublicense or assign its rights with respect to the foregoing to any other person or entity at its sole discretion and without prior notice to or consent from this Company.

This Power of Attorney shall be irrevocable and continuously valid from the date hereof so long as this Company is a shareholder of the Company, unless the WFOE gives contrary instructions in writing. Once the WFOE notifies in writing to terminate this Power of Attorney in whole or in part, this Company will immediately withdraw the authorization and entrustment hereby granted to the WFOE and immediately execute a power of attorney in the same form as this Power of Attorney to authorize and entrust other persons nominated by the WFOE with the same content as this Power of Attorney.

During the validity term of this Power of Attorney, this Company hereby waive all the rights associated with this Company’s Shareholding, which have been authorized to the Proxy in this Power of Attorney, and shall not exercise such rights by this Company.

The Company shall provide and cause the Company to provide sufficient assistance to the Proxy for its exercise of this Company’s Shareholding, including executing the shareholders’ meeting or other relevant legal documents made by the Proxy Holder in a timely manner when necessary (for example, when the submission of such documents is necessary for the approval of, registration or filing with governmental authorities), enabling the Proxy Holder to have access to the information of the Company’s operation, business, customers, finance, employee and other relevant information, and consulting relevant materials in relation to the Company.

If at any time during the validity term of this Power of Attorney, the granting or exercise of this Company’s Shareholding cannot be performed for any reason (except for the breach by the Company of the provisions herein), the parties shall immediately seek the alternative plan which is most similar to the unperformed provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, so as to ensure the continuous performance of the purpose of this Power of Attorney.

This Power of Attorney, upon execution, supersedes all prior agreements, memoranda, or documents relating to the subject matter hereof.

[Signature Pages Follow]

Beijing Keletang Technology Co., Ltd.

Seal: (Official Chop)

Date:

Witness:

Name:

Date: